Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com

Media contact:	Charles Keller 617-747-0462 charles.r.keller@ampf.com

TRI-CONTINENTAL CORPORATION

ANNOUNCES RECORD AND MEETING DATES FOR

83rd ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, January 16, 2013 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today announced that it will hold its 83rd Annual Meeting of Stockholders on April 17, 2013 (the “Meeting”) in Minneapolis, MN. The close of business on February 19, 2013 has been fixed by the Corporation’s Board of Directors as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

At the Meeting, Stockholders will be asked to elect two directors, each to hold office until the 2016 Annual Meeting of Stockholders and all until their successors are elected and qualify, to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Corporation intends to file with the Securities and Exchange Commission.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiamanagement.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiamanagement.com.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2013 Columbia Management Investment Advisers, LLC. All rights reserved.